Exhibit 10.52

April 6, 2005

Bertrand Cambou

Dear Bertrand,

I am pleased to extend you this offer of employment to join Spansion, Inc. Please see below of an outline of your compensation and benefits package:

Base Salary – Your initial bi-weekly base salary will be $17,952.12 which is equal to $466,755.12 on an annual basis. Spansion has 26 pay periods per year.

Bonus – You will continue your participation in Spansion’s Corporate Incentive Plan (VPIP) with a short-term component target of 50% of base pay and a maximum of 150% of base pay.

Spansion makes available the same comprehensive benefits program available through AMD; including medical, dental, life and disability insurance coverage, 401(k) retirement savings plan with matching contributions, cash and deferred profit sharing plans, a payroll deduction stock investment plan, and a paid sabbatical after seven years of employment. The only current difference between AMD and Spansion benefits involves taxation under the stock purchase plan.

As a current employee of Advanced Micro Devices, Inc., you will be eligible for bridging your AMD and Spansion service for purposes of stock option vesting continuity (if applicable), profit sharing eligibility, continuing sabbatical (or recognition trip) and vacation accrual. With respect to your current -accrued unused vacation, that time will transfer with you to Spansion. In addition, your current elections under AMD’s benefits programs (e.g. health and welfare insurance coverage, 401k contributions, flexibility account contributions, and stock purchase plan contributions, etc.) will move with you to Spansion.

Benefits and Perquisites – Advanced Micro Devices makes available to employees a comprehensive benefits program including medical and dental coverage, cash and deferred profit sharing, salary investment and payroll deduction stock investment plans, and a paid sabbatical after seven years of employment. Questions about these plans will be discussed in your new employee orientation.

Spansion also makes available to our Vice Presidents, a broad range of benefits and executive perquisites including disability insurance and a $2,000 monthly company car allowance. You will be taxed on the allowance based on a table produced by the IRS. Spansion will also reimburse you for your tax and estate planning/preparation up to $6,000 yearly.

In addition, you will receive, at company expense, individual life insurance of three times your base salary up to a maximum of $2,000,000 and you are eligible to participate in Spansion’s Executive Savings Plan. This plan enables you to contribute salary and/or bonus dollars on a tax deferred basis.

Finally, Spansion will reimburse up to $800 per year for an annual executive physical.

BC

Initials

Bertrand Cambou

April 6, 2005

Your current employee number will remain the same and you will not need to attend new employee orientation. We will need you to sign a new confidentiality agreement (enclosed) and you will also need to exchange your current AMD badge for a Spansion badge.

This offer of employment will remain open until Tuesday, April 12, 2005. To accept this offer, sign and initial this letter and return it to me in the enclosed envelope by no later than this day.

Spansion looks forward to having you as a member of the team. The dedication, creative drive and loyalty of our employees has enabled us to impact the world through our technological advances in the FLASH Memory field. We are confident that your contributions to Spansion will be significant.

Sincerely yours,

/s/ Eric Bodtker

Eric Bodtker

Staffing

I am pleased to accept offer of employment as outlined herein.

/s/ Bertand Cambou Signature	April 4, 2005 Start Date *

April 8, 2005 Date Signed

* If a start date has been agreed upon, please indicate that date above. If a date has not yet been determined, please contact your recruiter.